Exhibit 99.(a)(2)

CERTIFICATE OF FORMATION

OF

DESTINY ALTERNATIVE FUND (TAX EXEMPT) LLC

This Certificate of Formation of Destiny Alternative Fund (Tax Exempt) LLC (the "Company"), dated June 7, 2022, is being duly executed and filed by Shauna West, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Destiny Alternative Fund (Tax Exempt) LLC.

SECOND. The address of the registered office and for service of process of the LLC in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801.

THIRD. The name of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company.

FOURTH: The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the Company.

FIFTH: The term of the Company is perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Isl Shauna West
Shauna West, Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:39PM 0610712022

FILED 12:39PM06/0712022

SR 20222642374 - FileNumber 6841065